SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the registrant /x/

Filed by a party other than the registrant / /


Check the appropriate box:

         /x/      Preliminary Proxy Statement
         / /      Confidential,  for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)2))
         / /      Definitive Proxy Statement
         / /      Definitive Additional Materials
         / /      Soliciting   Material  Pursuant  to  Rule  14a-11(c)  or  Rule
                  14(a)-12


                         SHEFFIELD PHARMACEUTICALS, INC.
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                  (Name of Registrant as Specified in Charter)



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      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /x/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2)      Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials.


         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:


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         (2)      Form, Schedule or Registration Statement no.:


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         (3)      Filing Party:


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         (4)      Date Filed:

                         SHEFFIELD PHARMACEUTICALS, INC.
                       425 SOUTH WOODSMILL ROAD, SUITE 270
                            ST. LOUIS, MISSOURI 63017

                             -----------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 29, 1999

                             -----------------------

To the Stockholders of SHEFFIELD PHARMACEUTICALS, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SHEFFIELD PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), will be held at the Warwick Hotel, 65 West 54th Street, New York, New York, 10019, on Tuesday, June 29, 1999 at 10:00 a.m., local time, for the following purposes:

                 1.   To elect six members of the Board of Directors;

                 2. To amend the Company's Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 50,000,000 shares to 60,000,000 shares.

                 3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

                 4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Only stockholders of record at the close of business on May 20, 1999 are entitled to notice of, and to vote at, the Annual Meeting.

                                    By Order of the Board of Directors



                                   Scott A. Hoffmann
                                   Secretary


Dated:  ______, 1999
St. Louis, Missouri

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         SHEFFIELD PHARMACEUTICALS, INC.
                       425 SOUTH WOODSMILL ROAD, SUITE 270
                               ST. LOUIS, MO 63017
                            -------------------------

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 29, 1999
                            -------------------------

                                  INTRODUCTION

         This Proxy Statement is furnished to the stockholders of SHEFFIELD PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of Proxies for the Annual Meeting of Stockholders to be held at the Warwick Hotel, Avenue of the Americas, 65 West 54th Street, New York, NY 10019, on June 29, 1999, at 10:00 a.m., local time, or at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying Proxy will be first sent or given to stockholders is June 1, 1999.

                        RECORD DATE AND VOTING SECURITIES

         The voting securities of the Company outstanding on May 20, 1999 consisted of _________ shares of Common Stock, $.01 par value (the "Common Stock"), entitling the holders thereof to one vote per share. Only stockholders of record as of that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                            PROXIES AND VOTING RIGHTS

         Shares of Common Stock represented by Proxies, in the accompanying form of Proxy, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares represented thereby will be voted (i) for the election as directors of the persons who have been nominated by the Board of Directors, (ii) for amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized to be issued by the Company from 50,000,000 shares to 60,000,000 shares, (iii) to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1999, and (iv) for any other matter that may properly come before the Annual Meeting in accordance with the judgment of the person or persons voting the Proxy.

         The execution of a Proxy will in no way affect a stockholder's right to attend the Annual Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Annual Meeting or by execution of a subsequent Proxy which is presented to the Annual Meeting, or if the stockholder attends the Annual Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. Broker "non-votes" and the shares of Common Stock as to which a stockholder abstains are included for purposes of determining the presence or absence of a quorum at the Annual Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" are not included in the tabulation of the voting results on the election of directors or issues requiring approval of the majority of the votes present and, therefore, do not have the effect of votes in opposition in such tabulations. An abstention from voting on a matter or a Proxy instructing that a vote be withheld has the same effect as a vote against a matter since it is one less vote for approval.

         All expenses in connection with this solicitation will be borne by the Company. It is expected that solicitations will be made primarily by mail, but regular employees or representatives of the Company may also solicit Proxies by telephone, telegraph or in person, without additional compensation. In addition, the Company has engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of Proxies and will pay such firm a fee, estimated at $1,500, plus reimbursement of reasonable out-of-pocket expenses. The Company will, upon request, reimburse brokerage houses and persons holding shares in the names of their nominees for their reasonable expenses in sending solicitation material to their principals.

                               SECURITY OWNERSHIP

         The voting securities of the Company outstanding on March 19, 1999 consisted of 27,083,419 shares of Common Stock. The following table sets forth information concerning ownership of the Company's Common Stock, as of March 19, 1999, by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group, and (iv) each person who, to the knowledge of management, owned beneficially more than 5% of the Common Stock.


                                                                      SHARES          PERCENT OF
                                                                   BENEFICIALLY      OUTSTANDING
              BENEFICIAL OWNER(1)                                    OWNED(2)       COMMON STOCK(2)
              -------------------                                    --------       ---------------

Elan International Services, Ltd...........................        14,868,216(3)          39.8%
Inpharzam International S.A................................         2,646,153(4)           9.8%
Thomas M. Fitzgerald.......................................           166,597(5)            *
Loren G. Peterson..........................................           301,000(6)           1.1%
David A. Byron.............................................           285,500(7)           1.1%
Carl F. Siekmann...........................................           287,000(8)           1.1%
John M. Bailey.............................................           100,000(9)            *
Digby W. Barrios...........................................            45,000(10)           *
George R. Griffiths........................................         2,646,153(11)          9.8%
Todd C. Davis..............................................        14,893,216(12)         39.9%
All Directors and Executive Officers as a Group............        18,724,466             49.4%

--------------------
* Less than 1%.

(1) The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2) Calculations assume that all options and warrants held by each director, director nominee and executive officer and exercisable within 60 days after March 19, 1999 have been exercised.

(3) Based solely upon the Company's internal records of issuances of Common Stock and convertible securities to Elan International Services, Ltd. Includes 10,296,788 shares of Common Stock issuable upon exercise of warrants and conversion of Series C Cumulative Convertible Preferred Stock and Convertible Promissory Note. The address of Elan International Services, Ltd. is 102 St. James Court, Flatts, Smiths Parish FL04, Bermuda.

(4) Based solely upon information in the Schedule 13D of Inpharzam International S.A., an affiliate of Zambon Group, SpA, dated June 15, 1998 filed with the Securities and Exchange Commission. The address of Inpharzam International S.A. set forth in such Schedule 13D is Via Industria 1, 6814 Cadempino, Switzerland.

(5) Includes 150,000 shares of common stock issuable upon exercise of options exercisable within 60 days after March 19, 1999. Mr. Fitzgerald's address is c/o Sheffield Pharmaceuticals, Inc., 425 South Woodsmill Road, Suite 270, St. Louis, Missouri 63017.

(6) Includes 80,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days after March 19, 1999. 4,000 of these shares are held by Mr. Peterson as custodian for the benefit of his children. Mr. Peterson disclaims beneficial ownership of such shares. Mr. Peterson's address is c/o Sheffield Pharmaceuticals, Inc., 425 South Woodsmill Road, Suite 270, St. Louis, Missouri 63017.

(7) Includes 80,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days after March 19, 1999. Mr. Byron's address is c/o Sheffield Pharmaceuticals, Inc., 425 South Woodsmill Road, Suite 270, St. Louis, Missouri 63017.

(8) Includes 80,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days after March 19, 1999. Mr. Siekmann's address is c/o Sheffield Pharmaceuticals, Inc., 425 South Woodsmill Road, Suite 270, St. Louis, Missouri 63017.

(9) Includes 100,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days after March 19, 1999. Mr. Bailey's address is c/o Sheffield Pharmaceuticals, Inc., 425 South Woodsmill Road, St. Louis, Missouri 63017.

(10) Includes 40,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days after March 19, 1999. Mr. Barrios' address is c/o Sheffield Pharmaceuticals, Inc., 425 South Woodsmill Road, St. Louis, Missouri 63017.

(11) Includes 2,646,153 shares held by Inpharzam International S.A. Mr. Griffiths, an officer of Zambon Corporation, an affiliate of Inpharzam International S.A., disclaims any beneficial ownership interest in such shares. Mr. Griffiths address is c/o Zambon Corporation, One Meadowland Plaza, East Rutherford, New Jersey 07073.

(12) Includes 25,000 of Common Stock issuable upon exercise of options exercisable within 60 days after March 19, 1999. Also includes 4,571,428 shares held by Elan International Services, Ltd. and 10,296,788 shares of Common Stock issuable upon exercise of warrants and conversion of Series C Cumulative Convertible Preferred Stock and Convertible Promissory Note. Mr. Davis, an employee of Elan Pharmaceutical Research Corporation, an affiliate of Elan International Services Ltd., a Bermuda corporation, disclaims any beneficial ownership interest in such shares. Mr. Davis' address is c/o Elan Pharmaceuticals Research Corp., 1300 Gould Drive, Gainesville, GA 30504.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         Directors of the Company hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. If no contrary instructions are indicated, Proxies will be voted for the election of Thomas M. Fitzgerald, Loren G. Peterson, John M. Bailey, Digby W. Barrios, Todd C. Davis and George R. Griffiths, the six nominees of the Board of Directors. All of the nominees are currently directors of the Company. The Company does not expect that any of the nominees will be unavailable for election, but if that should occur before the Annual Meeting, the Proxies will be voted in favor of the remaining nominees and may also be voted for a substitute nominee or nominees selected by the Board of Directors.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                      FOR ELECTION OF EACH OF THE NOMINEES

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company and their positions with the Company are set forth below.


NAME                      AGE         DIRECTOR SINCE    POSITION
----                      ---         --------------    --------

Thomas M. Fitzgerald      48          September 1996    Chairman and Director
Loren G. Peterson         42          April 1997        President, Chief
                                                        Executive Officer, and
                                                        Director
John M. Bailey            51          April 1997        Director
Digby W. Barrios          61          April 1997        Director
Todd C. Davis             37          September 1998    Director
George R. Griffiths       51          July 1998         Director
David A. Byron            50          --                Executive Vice President
                                                        - Scientific Affairs
Carl F. Siekmann          55          --                Executive Vice President
                                                        - Corporate Development
Scott A. Hoffmann         34          --                Vice President - Finance
                                                        and Administration,
                                                        Treasurer and Secretary,
                                                        Chief Financial Officer

         THOMAS M. FITZGERALD. Mr. Fitzgerald has been a Director of the Company since September 1996 and has served as Chairman of the Company since December 1997. From June 1996 to December 1997, Mr. Fitzgerald served as Chief Operating Officer of the Company and, from February 1997 to December 1997, he served as President of the Company. From 1989 to 1996 Mr. Fitzgerald was the Vice President and General Counsel of Fisons Corporation, an operating unit of Fisons Group plc, a U.K.-based ethical pharmaceutical company ("Fisons"). Mr. Fitzgerald was Assistant General Counsel of SmithKline Beecham prior to joining Fisons.

         LOREN G. PETERSON. Mr. Peterson has been the Chief Executive Officer and a Director of the Company since April 1997. Mr. Peterson has served as President of the Company since December 1997. From January 1997 to April 1997, Mr. Peterson was a principal of Camelot Pharmacal, L.L.C., a privately held pharmaceutical development company he co-founded. From 1993 to 1996, Mr. Peterson served as Vice President - Finance and Chief Financial Officer of Bock Pharmacal Company, a privately held pharmaceutical company. From 1989 to 1993, Mr. Peterson was a partner of the accounting firm of Coopers & Lybrand LLP.

         JOHN M. BAILEY. Mr. Bailey has been a Director of the Company since April 1997. Mr. Bailey is the founder and majority shareholder of Bailey Associates, a consultancy specializing in providing companies with strategic advice and support through mergers, collaborations and divestments. From 1978 to 1996, Mr. Bailey was employed by Fisons, where he held a number of senior positions. In 1993, Mr. Bailey was appointed to the main board of Fisons and, in 1995, he was appointed Corporate Development Director of Fisons. In that role, he was directly responsible for worldwide strategic and corporate development and for all merger, divestment, acquisition and business development activities of Fisons Group worldwide.

         DIGBY W. BARRIOS. Mr. Barrios has been a Director of the Company since April 1997. Since 1992, Mr. Barrios has been a private consultant to the pharmaceutical industry. Mr. Barrios served from 1985 to 1987 as Executive Vice President, and from 1988 to 1992 as President and Chief Executive Officer, of Boehringer Ingelheim Corporation. Mr. Barrios is a member of the Board of Directors of Sepracor Inc., Roberts Pharmaceutical Corporation, Cypros Pharmaceutical Corporation and Ribogene, Inc.

         TODD C. DAVIS. Mr. Davis has been a Director of the Company since September 1998. Since May 1997, Mr. Davis has served as Director of Investments and Corporate Development of Elan Pharmaceutical Research Corporation, an affiliate of Elan Corporation plc, an Irish pharmaceutical company. From September 1995 to May 1997, Mr. Davis was on educational leave from Abbott Laboratories, a pharmaceutical company, while receiving a Masters in Business Administration from Harvard University. From October 1993 to September 1995, Mr. Davis served as diagnostic systems product manager, and from October 1992 to September 1993 as product specialist of laboratory information systems of Abbott Laboratories. Mr. Davis serves as a director of the Company pursuant to an agreement with Elan International Services Ltd. that permits Elan International Services Ltd. to designate one nominee to the Company's Board.

         GEORGE R. GRIFFITHS. Mr. Griffiths has been a Director of the Company since July 1998. Since June 1996, Mr. Griffiths has served as General Manager of Zambon Corporation, USA, the North American subsidiary of Zambon Group, SpA, a private Italian pharmaceutical company. From December 1995 to June 1996, Mr. Griffiths served as Senior Vice President for Pharmaceuticals of Zambon Corporation, USA and also from January 1996 to June 1996 he held the position of Vice President of Business Development. From July 1992 to January 1996, Mr. Griffiths served as Director of New Products/Specialty Products for Johnson & Johnson's Company's Janssen Pharmaceutica Division. Mr. Griffiths serves as a director of the Company pursuant to an agreement with Zambon Group, SpA that permits Zambon Group, SpA to designate one nominee to the Company's Board.

         DAVID A. BYRON. Mr. Byron has been Executive Vice President - Scientific Affairs of the Company since April 1997. From January 1997 to April 1997, Mr. Byron was a principal of Camelot Pharmacal, L.L.C., a privately held pharmaceutical development company he co-founded. From 1994 to 1996, Mr. Byron served as Vice President of Scientific Affairs of Bock Pharmacal Company, a privately held pharmaceutical company. From 1990 to 1994, Byron served as Senior Director - New Product Development of Sanofi-Winthrop Pharmaceutical Corporation.

         CARL F. SIEKMANN. Mr. Siekmann has been Executive Vice President - Corporate Development of the Company since April 1997. From January 1997 to April 1997, Mr. Siekmann was a principal of Camelot Pharmacal, L.L.C., a privately held pharmaceutical development company he co-founded. From 1992 to 1996, Mr. Siekmann served as Vice President of Business Development of Bock Pharmacal Company, a privately held pharmaceutical company.

         SCOTT A. HOFFMANN. Mr. Hoffmann has been Chief Financial Officer and Vice President - Finance and Administration, Treasurer and Secretary of the Company since November 1998. From March 1995 to November 1998, Mr. Hoffmann was Assistant Controller of Zeigler Coal Holding Company, a coal mining company. From 1992 to 1995, Mr. Hoffmann was Vice President - Finance and Secretary of Zam's, Inc., a publicly traded retailer.

MEETINGS AND COMMITTEES

         The Board of Directors of the Company held five meetings during the fiscal year ended December 31, 1998. From time to time during such fiscal year, the members of the Board acted by unanimous written consent. The Company has standing Stock Option, Compensation, and Audit Committees. The Stock Option Committee reviews, analyzes and approves grants of stock options and stock to eligible persons under the Company's 1993 Stock Option Plan and the Company's 1993 Restricted Stock Plan. The current members of the Stock Option Committee (appointed in June 1997) are Digby W. Barrios and John M. Bailey. The Stock Option Committee held one meeting in 1998, and approved certain actions by written consent. The Compensation Committee reviews, analyses and makes recommendations to the Board of Directors regarding compensation of Company directors, employees, consultants and others, including grants of stock options (other than stock option grants under the Company's 1993 Stock Option Plan and the Company's 1996 Directors Stock Option Plan). The current members of the Compensation Committee (appointed in June 1997) are Digby W. Barrios and John M. Bailey. The Compensation Committee held four meetings in 1998, and approved certain actions by written consent. The Audit Committee reviews, analyzes and makes recommendations to the Board of Directors with respect to the Company's compensation and accounting policies, controls and statements, and coordinates with the Company's independent public accountants. The current members of the Audit Committee (appointed in June 1997) are Loren G. Peterson, Digby W. Barrios and John M. Bailey. The Audit Committee held one meeting in 1998. The Company does not have a standing nominating committee or a committee that serves nominating functions. These functions are performed by the Board of Directors of the Company as a whole.

EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer of the Company ("CEO") and the executive officers of the Company (other than the CEO) who were executive officers of the Company during the fiscal year ended December 31, 1998 and whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                Long-Term
                                                        Annual Compensation                   Compensation
                                                      -----------------------                    Awards
                                                                                                 ------
                                                                                Other Annual  Securities
            Name and                                                            Compensation  Underlying
       Principal Position                      Year      Salary($)     Bonus        ($)(1)      Options
       ------------------                      ----      ---------     -----        ------      -------

                                               1998      $175,000      $40,000          --     255,000
Thomas M. Fitzgerald,                          1997       175,000           --          --     300,000
   Chairman.................................   1996        94,792           --          --          --

Loren G. Peterson, President,                  1998      $175,000           --          --     155,000
  Chief Executive Officer...................   1997       118,655           --          --     400,000


David A. Byron, Executive Vice                 1998      $160,000           --          --     105,000
  President, Scientific Affairs.............   1997       108,485           --          --     400,000


Carl F. Siekmann, Executive Vice               1998      $160,000           --          --     105,000
  President, Corporate Development..........   1997       108,485           --          --     400,000


Judy Roeske Bullock, former Vice               1998      $149,808           --          --          --
  President, Finance & Administration,         1997        18,750           --          --     130,000
  Chief Financial Officer(2)

---------------------
(1)      Perquisites  and  other  personal  benefits,   securities  or  property
         delivered to each executive officer did not exceed the lesser of $50,000 or 10% of such executive's salary and bonus.
(2)      Ms.  Bullock  resigned from the Company  effective  November 15, 1998.

         The following table sets forth certain information regarding stock option grants made to Messrs. Fitzgerald, Peterson, Byron, and Siekmann during the fiscal year ended December 31, 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS


                                                              % OF TOTAL
                                                              OPTIONS
                                           NUMBER OF          GRANTED
                                          SECURITIES            TO
                                          UNDERLYING         EMPLOYEES                                                GRANT DATE
                                            OPTIONS          IN FISCAL     EXERCISE OR BASE                         PRESENT VALUE
       NAME                               GRANTED (#)          YEAR          PRICE ($/SH)       EXPIRATION DATE         $ (1)
       ----                               -----------          ----          ------------       ---------------         -----

Thomas M. Fitzgerald,
Chairman........................           255,000(2)        23.9%         $1.2375 - 3.125      August 28, 2008        $235,600


Loren G. Peterson, President,
Chief Executive Officer.......             155,000(2)        14.6%         $1.2375 - 3.125      August 28, 2008         139,400


David A. Byron,
Executive Vice President, Vice
President, Scientific Affairs......        105,000(2)         9.9%         $1.2375 - 3.125      August 28, 2008          94,150


Carl F. Siekmann,
Executive Vice President, Corporate
Development.......................         105,000(2)         9.9%         $1.2375 - 3.125      August 28, 2008          94,150

----------------------

(1) The present value of options at date of grant was estimated using the Black-Scholes model with the following assumptions: 1) expected life of 10 years; 2) risk-free interest rate of 4.9%; 3) volatility of 69.4%; and 4) dividend yield of 0%.
(2) These options were granted under a single option grant with exercise prices ranging from $1.2375 to $3.125.

         The following table sets forth certain information regarding stock options held by Messrs. Fitzgerald, Peterson, Byron, and Siekmann, and Ms. Bullock as of December 31, 1998.

                           AGGREGATED OPTION EXERCISES
                       DURING THE MOST RECENTLY COMPLETED
                  FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                                          NO. OF SECURITIES
                                                                              SHARES           VALUE (1) OF
                                                                            UNDERLYING       UNEXERCISED IN-
                                                                           UNEXERCISED         THE-MONEY
                                                                          OPTIONS AT FY-      OPTIONS AT FY-
                                                 SHARES                      END (#)              END($)
                                               ACQUIRED ON      VALUE      EXERCISABLE/       EXERCISABLE/
       NAME                                    EXERCISE(#)    REALIZED    UNEXERCISABLE      UNEXERCISABLE
       ----                                    -----------    --------    -------------      -------------


Thomas M. Fitzgerald,                              --            --      150,000/405,000      --/$171,063
  Chairman...............................

Loren G. Peterson,
  President and Chief Executive
  Officer...................................       --            --       40,000/515,000      --/$75,063

David A. Byron,
  Executive Vice President,
  Scientific Affairs.....................          --            --       40,000/465,000      --/$48,563

Carl F. Siekmann,
  Executive Vice President,
  Corporate Development.............               --            --       40,000/465,000      --/$48,563

Judy Roeske Bullock,
  former Vice President, Finance &
  Administration,
  Chief Financial Officer...............           --            --       25,000/--           $9,375/--


-------------------
(1) Represents the total gain that would be realized if all in-the-money options held at December 31, 1998 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the closing consolidated sale price of Common Stock of $2.375 per share reported by the American Stock Exchange for December 31, 1998. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

BOARD OF DIRECTORS COMPENSATION

         The Company does not currently compensate directors who are also executive officers of the Company or directors who are employees of the Company's strategic alliance partners for their service on the Board of Directors. Under current Company policy, each non-employee Director of the Company receives a fee of $750 for each Board meeting attended and $400 for each Board committee meeting attended. Directors are reimbursed for their expenses incurred in attending meetings of the Board of Directors. Under the terms of the 1996 Directors Stock Option Plan, eligible Directors receive a grant of an option to purchase 25,000 shares of common stock upon initial election, as well as additional option grants to purchase 15,000 shares of common stock on January 1 of each year thereafter during eligible tenure.

LONG-TERM INCENTIVE AND PENSION PLANS

         During the year ended December 31, 1996, the Company adopted a defined contribution 401(k) plan in accordance with the Internal Revenue Code. Employees are eligible to participate in the 401(k) plan upon completion of three months of service provided they are over 21 years of age. Participants may defer up to 15% of eligible compensation. Currently, the Company does not provide matching contributions under the 401(k) Plan.
                                       11

OTHER

         No director or executive officer is involved in any material legal proceeding in which he is a party adverse to the Company or has a material interest adverse to the Company.

EMPLOYMENT AGREEMENTS

         In June 1996, the Company entered into a three-year employment agreement with Thomas M. Fitzgerald pursuant to which Mr. Fitzgerald agreed to serve as Chief Operating Officer of the Company. The employment agreement requires Mr. Fitzgerald to devote his full business and professional time in furtherance of the business of the Company. Such agreement automatically renews for successive one-year terms unless one party provides written notice to the other of his or its intent to terminate at least six months prior to the end of the then current term. If Mr. Fitzgerald's employment is terminated other than for cause, he is entitled to receive a severance payment of $87,500, payable in six equal monthly installments. The agreement contains non-compete and confidentiality provisions. Mr. Fitzgerald's annual base salary under the agreement is currently $175,000.

         In April 1997, the Company entered into a five-year employment agreement with Loren G. Peterson pursuant to which Mr. Peterson agreed to serve as Chief Executive Officer of the Company. The term of the agreement is automatically extended for an additional one year term from year to year unless one party notifies the other of its intention to terminate at least six months prior to the end of the then current term. The employment agreement requires Mr. Peterson to devote his full business and professional time in furtherance of the business of the Company. If Mr. Peterson's employment is terminated other than for cause, he is entitled to receive a severance payment of $131,250, payable in nine equal monthly installments. The employment agreement includes confidentiality and non-compete provisions. Mr. Peterson's annual base salary under the employment agreement is currently $175,000.

         In April 1997, the Company entered into a five-year employment agreement with David A. Byron pursuant to which Mr. Byron agreed to serve as Executive Vice President - Scientific Affairs of the Company. The term of the agreement is automatically extended for an additional one year term from year to year unless one party notifies the other of its intention to terminate at least six months prior to the end of the then current term. The employment agreement requires Mr. Byron to devote his full business and professional time in furtherance of the business of the Company. If Mr. Byron's employment is terminated other than for cause, he is entitled to receive a severance payment of $120,000, payable in nine equal monthly installments. The employment agreement includes confidentiality and non-compete provisions. The employment agreement includes confidentiality and non-compete provisions. Mr. Byron's annual base salary under the employment agreement is currently $160,000.

         In April 1997, the Company entered into a five-year employment agreement with Carl F. Siekmann pursuant to which Mr. Siekmann agreed to serve as Executive Vice President - Corporate Development of the Company. The term of the agreement is automatically extended for an additional one year term from year to year unless one party notifies the other of its intention to terminate at least six months prior to the end of the then current term. The employment agreement requires Mr. Siekmann to devote his full business and professional time in furtherance of the business of the Company. If Mr. Siekmann's employment is terminated other than for cause, he is entitled to receive a severance payment of $120,000, payable in nine equal monthly installments. The employment agreement includes confidentiality and non-compete provisions. Mr. Siekmann's annual base salary under the employment agreement is currently $160,000.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than ten percent shareholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, all Section 16(a) forms that were required to be filed during the fiscal year ended December 31, 1998 were filed in compliance with the applicable requirements of Section 16(a) except as follows: Form 3's were filed late for each of Todd C. Davis and George R. Griffiths.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The compensation of the Company's senior management is determined by a Compensation Committee, presently consisting of Digby W. Barrios and John M. Bailey. None of the members of the Compensation Committee is an executive officer of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees. The Stock Option Committee is responsible for the administration and awards under the Company's 1993 Stock Option Plan and the 1993 Restricted Stock Plan. Messrs. Barrios and Bailey are the members of both the Compensation
Committee and the Stock Option Committee. Messrs. Barrios and Bailey are "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Compensation Committee met on four occasions in 1998 and approved certain actions by unanimous written consent during the fiscal year ended December 31, 1998. The Stock Option Committee met on one occasion in 1998 and approved certain actions by unanimous written consent during 1998. The Compensation Committee and the Stock Option Committee have reviewed and are in accordance with the compensation paid to executive offices for the fiscal year ended December 31, 1998.

COMPENSATION POLICIES

         The guiding principle of the Company is to establish a compensation program that aligns executive compensation with Company objectives and business strategies, as well as financial performance, with the primary objective of creating shareholder value. In keeping with this principle, the Company seeks to:

         (1) Attract and retain qualified executives who will play a significant role in, and be committed to, the achievement of the Company's long-term goals.

         (2) Reward executives for strategic management, and the creation and long-term maximization of shareholder value.

         (3) Create a performance-oriented environment that rewards performance with respect to the financial goals of the Company.

         An executive officer's performance is reviewed in such areas as financial results, quality of performance, job and professional knowledge, decision making and business judgment, initiative, analytical skills, communication skills, interpersonal and organizational skills, creativity and leadership.

         Executive compensation consists of both cash and equity-based compensation. Cash compensation is comprised of base salary and bonus. Base salary is determined with reference to market norms. Bonus compensation is tied to the Company's success in achieving financial and non-financial performance. Equity-based compensation is comprised primarily of stock option grants. In establishing equity-based compensation, the Company places particular emphasis on the achievement of the Company's long-term performance goals. The Company believes that equity-based compensation closely aligns the economic interest of the Company's executive officers with the economic interests of the Company's shareholders.

         The Company's 1993 Stock Option Plan, as amended, is in compliance with
Section 162(m) of the Internal Revenue Code of 1986, as amended. The Company's 1993 Restricted Stock Plan is "grandfathered" under Section 162(m). The Company has not and does not currently anticipate paying non-performance based compensation in excess of $1 million per annum to any employee.

CHIEF EXECUTIVE OFFICER

         In establishing Mr. Peterson's compensation, the factors described above are taken into account. The Compensation Committee and the Stock Option Committee believe that Mr. Peterson's compensation, including salary and stock options, fall within the Company's compensation philosophy and are within industry norms.

Submitted by the Compensation Committee and the Stock Option Committee:

              COMPENSATION COMMITTEE           STOCK OPTION COMMITTEE

                 Digby W. Barrios                  Digby W. Barrios
                 John M. Bailey                    John M. Bailey

COMMON STOCK PERFORMANCE

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The Securities and Exchange Commission ("SEC") requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. This performance comparison assumes $100 was invested on December 31, 1993 in the Company's Common Stock and in each of the indices shown and assumes reinvestment of dividends. The Company has selected the S & P Midcap 400 Index and the S & P Midcap Biotechnology Index for the purposes of this performance comparison

                       [Performance Graph to be Inserted]

                                               INDEXED RETURNS
                                  1994     1995     1996     1997      1998
                                  ----     ----     ----     ----      ----
S&P Midcap 400 Index              96.42   126.25   150.49   199.03    237.05
Sheffield Pharmaceuticals, Inc.   84.85    84.85    90.91    33.33     57.58
S&P Midcap Biotechnology Index   105.57   187.42   165.70   163.19    293.52

         On May 20, 1999, the record date for the Annual Meeting of Stockholders, the last reported sales price of the Company's Common Stock as reported on the American Stock Exchange was $____, which represents a _____% increase over the last reported sales price of the Company's Common Stock as reported on the American Stock Exchange on December 31, 1998, which was $2.375.

         There can be no assurance that the Company's stock performance will continue with the same or similar trends depicted in the graph above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In April 1997, the Company entered into a consulting agreement with John M. Bailey, a director of the Company, pursuant to which Mr. Bailey agreed to provide certain business and financial consulting advise to the Company. Mr. Bailey is paid a monthly retainer of 2,000 British Pounds Sterling under such agreement, which monthly retainer is reduced to 1,500 British Pounds Sterling for any month during which a Board of Directors meeting is held.

         In December 1997, the Company entered into a severance agreement with Douglas R. Eger, a former Director and executive officer of the Company, pursuant to which Mr. Eger resigned as an employee of the Company. The severance agreement provided, among other things, for the principal amount of an $80,000 loan by the Company to Mr. Eger (the "Eger Loan") to be paid in six equal quarterly installments commencing on September 30, 1998, with all remaining principal and interest being paid in full on December 31, 1999, a severance payment of $135,000 payable in six equal installments of $22,500 each, with $2,500 of each such installment being applied to repay Mr. Eger's obligations under the Eger Loan, and the grant by Mr. Eger of a security interest in 30,000 shares of the Company's common stock to secure his obligations under the Eger Loan. During 1998, $15,000 of principal payments were applied to the Eger Loan. Pursuant to the Eger severance agreement, the Company was required to forgive the unpaid balance of $65,000 during 1998 when the Company was unable to make timely severance payments to Mr. Eger.

         In February 1998, the Company entered into an agreement (the "Engagement Agreement") with an unaffiliated individual pursuant to which such individual was retained by the Company to facilitate an alliance with Zambon. Pursuant to the Engagement Agreement, the Company agreed to pay such individual a fee of between 2.5% and 4.0% of any equity investment or other financing received from Zambon. The Company also agreed to issue such individual warrants to purchase 150,000 shares of the Company's common stock at 125% of market price for a financing of $7.5 million or greater, with such warrants to be prorated proportionally on financing of a lesser amount. The Engagement Agreement also required the Company pay such individual a fee of 5.0% of amounts actually received by the Company from Zambon attributable to marketing or other rights to the Company's Metered Solution Inhaler ("MSI") system (net of any third party royalty obligations). Douglas R. Eger, a former officer and director of the Company, advised the Company that he was entitled to receive a portion of the fees payable by the Company to the individual who is the Company's counterparty to the Engagement Agreement. In June 1998, the Company formed a strategic alliance with Zambon for the worldwide development and commercialization of drugs to treat respiratory disease in the Company's MSI system. In connection with the Zambon transaction and pursuant to the Engagement Agreement, the Company paid its counterparty to the Engagement Agreement $86,000.

         In June 1998, the Company entered into a sublicense and development agreement with Inpharzam International, S.A., an affiliate of Zambon Group, SpA, for the testing and development of the Company's rights in its MSI technology in respect of therapies for respiratory diseases. The agreement provides, among other things and subject to the satisfaction of certain conditions, for the making of loans and the payment of royalties to the Company. George R. Griffiths, who is a director of the Company, is General Manager of Zambon Corporation, USA, the North American subsidiary of Zambon Group, SpA.

         In  June  1998,  the  Company   consummated  a  license  and  financing
transaction with Elan International Services Ltd, an affiliate of Elan Corporation, plc. In connection with this transaction, the Company formed Systemic Pulmonary Delivery, Ltd ("SPD"), a wholly owned subsidiary, and entered into several agreements with Elan International Services Ltd., including a Securities Purchase Agreement and a Joint Development and Operating Agreement. In addition, Elan International Services Ltd. and the Company have licensed certain of their intellectual property rights relating to pulmonary drug delivery systems to SPD. Todd C. Davis, who is a director of the Company, is Director of Investments and Corporate Development of Elan Pharmaceutical Research Corporation, an affiliate of Elan International Services Ltd.

         During the period January 1, 1998 through April 30, 1998, certain executive officers provided funds for use by the Company in excess of $60,000 in the aggregate. These funds were comprised of short-term notes having a 7% annual interest rate, unpaid salaries and unreimbursed expenses. The largest aggregate amounts due to certain executives during this period are as follows: Loren G. Peterson, $85,923; David A. Byron, $80,343; and Carl F. Siekmann, $75,474. As of December 31, 1998, all outstanding balances of these short-term notes and the unreimbursed expenses had been paid in full.


                                 PROPOSAL NO. 2

                        INCREASE AUTHORIZED COMMON STOCK

         The Board of Directors recommends an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from fifty million (50,000,000) shares to sixty million (60,000,000) shares. No increase is proposed in the currently authorized number of shares of the Company's Preferred Stock. If approved by the stockholders, the first sentence of Article Four of the Company's Certificate of Incorporation would be amended to provide as follows:

         "Fourth: The total number of shares of stock that the Corporation shall have authority to issue is (i) sixty million (60,000,000) shares of Common Stock, $0.01 par value per share ("Common Stock"), and (ii) three (3,000,000) shares of Preferred Stock, $0.01 par value per share ("Preferred Stock").

         The Company is currently authorized to issue 50,000,000 shares of Common Stock. As of May 20, 1999, the record date for the Annual Meeting, __________ shares of Common Stock were issued and outstanding and approximately an additional _________ shares of Common Stock were reserved for issuance upon exercise of outstanding stock options, warrants and convertible securities, and for options that may be granted in the future under the 1993 Stock Option Plan, as amended, and the 1996 Directors Plan, as amended.

         The Board of Directors of the Company believes that it is advisable and in the best interests of the Company to have available authorized but unissued shares of Common Stock in an amount adequate to provide for the future needs of the Company. The additional shares will be available for issuance from time to time by the Company in the discretion of the Board of Directions, normally without further stockholder action (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by stock exchange rules), for any proper corporation purpose including, among other things, future acquisitions of property or securities of other corporations, stock dividends, stock splits, convertible debt financing and equity financings. No stockholder of the Company would have any preemptive rights regarding future issuance of any shares of Common Stock.

         The Company has no present plans, understandings or agreements for the issuance or use of the proposed additional shares of Common Stock. However, the Board of Directors believes that if an increase in the authorized number of shares of Common Stock were to be postponed until a specific need arose, the delay and expense incident to obtaining the approval of the Company's stockholders at that time could significantly impair the Company's ability to meet financing requirements or other objectives.

         Issuing additional shares of Common Stock may have the effect of diluting the stock ownership of persons seeking to obtain control of the Company. Although the Board of Directors has no present intention of doing so, the Company's authorized but unissued Common Stock and Preferred Stock could be issued in one or more transactions that would make more difficult or costly, and less likely, a takeover of the Company. The proposed amendment to the Company's Certificate of Incorporation is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, nor is the Board of Directors currently proposing to stockholders any anti-takeover measures.

         The affirmative vote of the holders of a majority of outstanding shares of Common Stock is required for approval of the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock. If the proposal is approved by the stockholders, the amendment to the Certificate of Incorporation would become effective upon the filing of the amendment of the Certificate of Incorporation with the Secretary of State of Delaware, which would occur as soon as practicable following the approval of the proposal by the stockholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF
        THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION


                                 PROPOSAL NO. 3

                      RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors has appointed Ernst & Young LLP to be the independent auditors of the Company for the fiscal year ending December 31, 1999. Although the selection of auditors does not require ratification, the Board of Directors has directed that the appointment of Ernst & Young LLP be submitted to stockholders for ratification. If stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will consider the appointment of other certified public accountants. A representative of Ernst & Young LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

         The affirmative vote of the holders of a majority of the Common Stock present, in person or by proxy, is required for ratification of the appointment of Ernst & Young LLP as independent auditors of the Company.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
    THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS

                              STOCKHOLDER PROPOSALS

         To the extent required by law, any stockholder proposal intended for presentation at next year's annual stockholders' meeting must be received at the Company's principal executive offices prior to February 11, 2000.

                                  OTHER MATTERS

         So far as it is known, there is no business other than that described above to be presented for action by the stockholders at the forthcoming Annual Meeting, but it is intended that Proxies will be voted upon any other matters and proposals that may legally come before the Annual Meeting, or any adjustments thereof, in accordance with the discretion of the persons named therein.

                                  ANNUAL REPORT

         All stockholders of record as of the Record Date have been sent, or are concurrently herewith being sent, a copy of the Company's 1998 Annual Report on Form 10-K for the year ended December 31, 1998, which contains certified financial statements of the Company for the year ended December 31, 1998. The Company's Annual Report on From 10-K for the year ended December 31, 1998, including the certified financial statements of the Company, is hereby incorporated by reference to this Proxy Statement for Annual Meeting of Stockholders.

         ANY STOCKHOLDER OF THE COMPANY MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 (WITHOUT EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO SCOTT HOFFMANN, CHIEF FINANCIAL OFFICER AND SECRETARY AT SHEFFIELD PHARMACEUTICALS, INC., 425 SOUTH WOODSMILL ROAD, SUITE 270, ST. LOUIS, MISSOURI 63017.


                                      By Order of the Board of Directors


                                      Scott A. Hoffmann
                                      SECRETARY

Dated: ______, 1999
St. Louis, Missouri

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                         SHEFFIELD PHARMACEUTICALS, INC.

                     PROXY -- ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 29, 1999

         The undersigned, a stockholder of Sheffield Pharmaceuticals, Inc., a Delaware corporation (the "Company"), does hereby appoint Thomas M. Fitzgerald and Loren G. Peterson, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Warwick Hotel, 65 West 54th Street, New York, New York 10019, on June 29, 1999, at 10:00 a.m., local time, or at any adjournment or adjournments thereof.

         The undersigned hereby instructs said proxies or their substitutes:

         1.    ELECTION OF DIRECTORS:

               To vote for the election of the following directors: Thomas M. Fitzgerald, Loren G. Peterson, John M. Bailey, Digby W. Barrios, Todd C. Davis and George R. Griffiths.

                                 TO WITHHOLD
                                 AUTHORITY         TO WITHHOLD AUTHORITY
                                 TO VOTE           TO VOTE FOR ANY INDIVIDUAL
                                 FOR ALL           NOMINEE(S), PRINT NAME(S)
               FOR ____          NOMINEES ____     BELOW
                                                   -------------------------
                                                   -------------------------
                                                   -------------------------

         2.    AMENDMENT TO CERTIFICATE OF INCORPORATION:

               To amend the Company's Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 50,000,000 shares to 60,000,000 shares.

               FOR__________      AGAINST__________ABSTAIN__________

         3.    RATIFICATION OF APPOINTMENT OF AUDITORS:

               To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

               FOR ____           AGAINST  ____     ABSTAIN ____

         4.    DISCRETIONARY AUTHORITY:

               To vote with discretionary authority with respect to all other matters which may come before the Meeting.

               FOR ____           AGAINST  ____     ABSTAIN ____


         THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED (I) FOR THE ELECTION AS DIRECTORS OF THE PERSONS WHO HAVE BEEN NOMINATED BY THE BOARD OF DIRECTORS,
(II) FOR THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION, (III) TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999 AND (IV) IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY WITH RESPECT TO ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING.

         The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms that all the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated ______, 1999.

Dated _______________________, 1999

_____________________________ (L.S.)

_____________________________ (L.S.)
_____________________________
      Signature(s)

NOTE:  PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.
JOINT  OWNERS  SHOULD EACH SIGN.  WHEN  SIGNING AS
ATTORNEY,  EXECUTOR,  ADMINISTRATOR,   TRUSTEE  OR
GUARDIAN,  PLEASE  GIVE FULL  TITLE AS SUCH.  WHEN
SIGNING ON BEHALF OF A CORPORATION,  YOU SHOULD BE
AN  AUTHORIZED  OFFICER OF SUCH  CORPORATION,  AND
PLEASE GIVE YOUR TITLE AS SUCH.